Exhibit 99.1

CONTACT:
--------

Doni Fordyce
L-1 Identity Solutions
203-504-1109
dfordyce@L1ID.com


                L-1 IDENTITY SOLUTIONS AND LG ELECTRONICS RESOLVE
          IRIS RECOGNITION LICENSING AND INTELLECTUAL PROPERTY DISPUTE

        LG ELECTRONICS LICENSES PROPRIETARY 2PI IRIS RECOGNITION SOFTWARE
                         FROM IRIDIAN TECHNOLOGIES, INC.

STAMFORD, Conn. -- MAY 01, 2008 -- L-1 Identity Solutions, Inc. (NYSE:ID) and its wholly owned subsidiaries Iridian Technologies, Inc. (Iridian) and SecuriMetrics, Inc. today announced the settlement of longstanding litigation over iris recognition technology and intellectual property rights with LG Electronics, Inc. and LG Electronics USA, Inc., a wholly-owned subsidiary of LG Electronics, Inc. (together, "LGE"). The settlement resolves all historical issues and disputes among the parties and dismisses the pending litigation in the U.S. District Court for the District of New Jersey, in Newark (LG Electronics U.S.A., Inc. and LG Electronics, Inc., v. Iridian Technologies, Civil Action No. 04-391((D. N.J.)). All parties can now move forward together to provide improved products and services to the global iris recognition market.

Concurrently with the settlement, LGE entered in an agreement to license Iridian's proprietary 2pi iris recognition software and to receive certain continuing consultation services from Iridian and L-1. In addition, Iridian assigned to LGE whatever rights Iridian may have in the "IRISACCESS" trademark. The terms of the agreements are confidential and have not been disclosed.

Robert V. LaPenta, Chairman, President and CEO of L-1 Identity Solutions and Charles Koo, Chairman of LGE USA issued a joint statement today saying, "We are happy to have arrived at a mutually acceptable resolution to this longstanding dispute and believe that it will be an important step forward for the iris recognition industry. Iris-based recognition affords the highest levels of performance and accuracy for authenticating identities. We anticipate that iris will become one of the fastest growing biometric market segments in the future."

ABOUT L-1 IDENTITY SOLUTIONS

L-1 Identity Solutions, Inc. (NYSE: ID), together with its portfolio of companies, offers a comprehensive set of products and solutions for protecting and securing personal identities and assets. Leveraging the industry's most advanced multi-modal biometric platform for finger, face and iris recognition, our solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it -- including proofing, enrollment, issuance and usage. With the trust and confidence in individual identities provided by L-1

Identity Solutions, government entities, law enforcement and border management agencies, and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit WWW.L1ID.COM.

ABOUT LG ELECTRONICS U.S.A., IRIS TECHNOLOGY DIVISION

Based in Cranbury, N.J., the Iris Technology Division of LG Electronics, Inc., was established in 2002 to provide global management responsibility and overall direction for strategy, product development, marketing, sales and distribution of the company's iris recognition technology products. LG Electronics' roots as an electronics industry leader trace back to 1958. Today, a leading manufacturer of digital and electronics products, and world leader in monitor technology and optical disc drives, LG has also established itself on the leading edge of biometric authentication employing iris recognition. For more information, please visit WWW.LGIRIS.COM or www.LGusa.com.


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